EXHIBIT 99.1

Smith-Midland Reports First Quarter 2024 Financial Results

Highest Quarterly Revenue of $16.8 Million; Backlog of $64.6 Million

MIDLAND, VA – June 11, 2024 – Smith-Midland Corporation (NASDAQ: SMID) a provider of innovative, high-quality proprietary and patented precast concrete products and systems today announced its first quarter results for the period ended March 31, 2024.

First Quarter 2024 Summary (compared to prior-year quarter)

•	Revenue increased 30 percent to $16.8 million
•	Product sales increased 30 percent to $10.8 million
•	Service revenue increased 31 percent to $6.0 million
•	Operating income of $1.5 million, compared to $54,000
•	Net income of $1.1 million, or $0.22 and $0.21 per basic and diluted share, respectively, compared to $80,000 or $0.02 per basic and diluted share
•	Started construction to double the size of its North Carolina plant

“We are off to a strong start in 2024, posting a 30 percent increase in revenue from the prior-year quarter and our highest quarterly revenue,” said Ashley Smith, Chairman and Chief Executive Officer of Smith-Midland. “The increase was primarily driven by increased production of our soundwall and utility products and increased shipping and installation. We are experiencing a strong demand for our utility vaults in response to the continued growth of data centers. Our prospects for the remainder of the year remain very favorable, thanks to the inflow of infrastructure funding expected in the latter half of 2024 at the state and local level, as well as our backlog. We remain well-positioned to deliver strong growth and create long-term value for our shareholders.”

First Quarter 2024 Results

The Company reported 2024 first quarter revenues of $16.8 million compared to revenues of $12.8 million in the first quarter of 2023. Product sales for the quarter were $10.8 million, a 30 percent increase from the prior-year quarter. Service revenue, which includes barrier rentals, royalty income and shipping and installation, increased 31 percent from the prior-year quarter to $6.0 million.

Gross profit increased to $3.9 million compared to $2.2 million in the prior year quarter due to the higher revenue base. Gross margin for the quarter improved by 480 basis points from the previous year’s quarter to 23%, due primarily to higher production volume and better fixed cost absorption.

Operating income for the quarter was $1.5 million compared to $54,000 in the prior-year quarter. Net income for the first quarter was $1.1 million, or $0.22 and $0.21 per basic and diluted share, respectively, compared to net income of $80,000, or $0.02 per basic and diluted share in the first quarter of 2023.

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Product Sales

Total product sales for the first quarter of 2024 were $10.8 million compared to $8.2 million in the prior-year quarter. Soundwall sales were $3.0 million compared to $1.0 million in the first quarter of 2023. The increase is primarily related to higher production volumes, specifically at the North Carolina and South Carolina plants. Miscellaneous wall sales increased to $1.8 million from $1.2 million in the prior-year quarter due to increased production volumes at the Virginia and South Carolina plants. Utility product sales increase to $1.7 million for the first quarter of 2024 compared to $275,000 in the prior-year quarter. Barrier sales were $1.7 million compared to $2.8 million in the first quarter of 2023.

Service Revenue

Service revenue, which is comprised of royalty income, barrier rental revenue, and shipping and installation totaled $6.0 million, compared to $4.6 million in the first quarter of 2023. Shipping and installation revenue increased 48 percent from the previous year quarter to $4.5 million. The increase is mainly attributable to the shipping and installation of SlenderWall and architectural panels that were previously produced throughout 2023. Royalty income totaled $575,000 compared to  $411,000 in the first quarter of 2023, due to higher barrier production volumes by the Company’s licensees. Barrier rental revenue for the first quarter of 2024 was $893,000 compared to $1.1 million in the prior-year quarter due to a shift towards longer-term rental projects from short-term rental projects.

Balance Sheet and Liquidity

As of March 31, 2024, Smith-Midland's cash totaled $6.8 million compared to cash totaling $9.2 million at the end of 2023. Account receivables totaled $20.1 million and debt totaled $5.6 million as of March 31, 2024. Capital spending totaled $1.8 million for the first quarter of 2024.

Macro Environment and Outlook

The Company anticipates increased sales volume for the full year of 2024 compared to 2023. Infrastructure initiatives across the United States is expected to drive greater bidding activity and a subsequent increase in backlog for its portfolio of patented, proprietary, and custom products. Backlog was approximately $64.6 million as of May 2024 compared to $51.4 million in backlog one year prior. The majority of the backlog is anticipated to be fulfilled within 12 months; however, some projects will have a multi-year timeline. The Company remains focused on long-term strategic growth initiatives to drive shareholder value.

About Smith-Midland

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries.

Smith-Midland Corporation has three manufacturing facilities in: Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks® Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall®, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

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Forward-Looking Statements

This announcement contains forward-looking statements, which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements. Factors which might cause such a difference include, but are not limited to, product demand, the impact of competitive products and pricing, capacity and supply constraints or difficulties, our material weaknesses in internal controls, inflationary factors including potential recession, general business and economic conditions, our debt exposure, our high level of accounts receivables, the effect of the Company's accounting policies and other risks detailed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

Company Contact:

Stephanie Poe, CFO

540-439-3266

investors@smithmidland.com

Investor Relations:

Steven Hooser or John Beisler

Three Part Advisors, LLC

214-872-2710

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Smith-Midland Corporation

and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

ASSETS	March 31, 2024 (Unaudited)	December 31, 2023
Current assets
Cash	$6,801	$9,175
Accounts receivable, net
Trade - billed (less allowances of approximately $953 and $806, respectively), including contract retentions	20,055	17,209
Trade - unbilled	637	525
Inventories, net
Raw materials	2,939	2,329
Finished goods	4,012	2,821
Prepaid expenses	1,246	1,266

Total current assets	35,690	33,325

Property and equipment, net	28,826	27,680

Other assets	337	343

Total assets	$64,853	$61,348

The accompanying notes are an integral part of the condensed consolidated financial statements.

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Smith-Midland Corporation

and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

(continued)

LIABILITIES AND STOCKHOLDERS' EQUITY	March 31, 2024 (Unaudited)	December 31, 2023
Current liabilities
Accounts payable - trade	$6,944	$7,336
Accrued expenses and other liabilities	1,900	831
Deferred revenue	3,217	2,717
Accrued compensation	871	1,203
Accrued income taxes	831	473
Operating lease liabilities	34	43
Current maturities of notes payable	640	636
Customer deposits	2,950	2,779

Total current liabilities	17,387	16,018

Deferred revenue	5,572	4,424
Operating lease liabilities	—	2
Notes payable - less current maturities	4,931	5,092
Deferred tax liability	1,650	1,651

Total liabilities	29,540	27,187

Stockholders’ equity
Preferred stock, $.01 par value; authorized 1,000,000 shares, none issued and outstanding	—	—
Common stock, $.01 par value; authorized 8,000,000 shares; 5,349,599 and 5,349,599 issued and 5,308,679 and 5,308,679 outstanding, respectively	54	54
Additional paid-in capital	7,819	7,814
Treasury stock, at cost, 40,920 shares	(102)	(102)
Retained earnings	27,542	26,395

Total stockholders' equity	35,313	34,161

Total liabilities and stockholders' equity	$64,853	$61,348

The accompanying notes are an integral part of the condensed consolidated financial statements.

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Smith-Midland Corporation

and Subsidiaries

Condensed Consolidated Statements of Income

(unaudited)

(in thousands, except per share data)

	Three Months Ended March 31,
	2024	2023
Revenue
Product sales	$10,752	$8,242
Barrier rentals	893	1,120
Royalty income	575	411
Shipping and installation revenue	4,536	3,069

Total revenue	16,756	12,842

Cost of sales	12,845	10,676

Gross profit	3,911	2,166

Operating expenses
General and administrative expenses	1,549	1,350
Selling expenses	853	762

Total operating expenses	2,402	2,112

Operating income (loss)	1,509	54

Other income (expense)
Interest expense	(60)	(64)
Interest income	8	6
Gain on sale of assets	3	82
Other income	44	25

Total other income (expense)	(5)	49

Income (loss) before income tax expense (benefit)	1,504	103

Income tax expense (benefit)	357	23

Net income (loss)	$1,147	$80

Basic earnings (loss) per common share	$0.22	$0.02
Diluted earnings (loss) per common share	$0.21	$0.02

Weighted average number of common shares outstanding:
Basic	5,309	5,256
Diluted	5,350	5,290

 The accompanying notes are an integral part of the condensed consolidated financial statements.

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Smith-Midland Corporation

and Subsidiaries

Condensed Consolidated Statements of Stockholders’ Equity

(unaudited)

(in thousands, except share data)

	Common Stock		Treasury Stock		Additional Paid-in	Retained
	Shares	Amount	Shares	Amount	Capital	Earnings	Total

Balance, December 31, 2023	5,349,599	$54	(40,920)	$(102)	$7,814	$26,395	$34,161

Restricted stock issued	—	—	—	—	—	—	—

Vesting of restricted stock	—	—	—	—	5	—	5

Net income (loss)	—	—	—	—	—	1,147	1,147

Balance, March 31, 2024	5,349,599	$54	(40,920)	$(102)	$7,819	$27,542	$35,313

Balance, December 31, 2022	5,345,189	$53	(40,920)	$(102)	$7,440	$25,664	$33,055

Adoption of ASU 2016-13	—	—	—	—	—	(63)	(63)

Vesting of restricted stock	—	—	—	—	85	—	85

Net income (loss)	—	—	—	—	—	80	80

Balance, March 31, 2023	5,345,189	$53	(40,920)	$(102)	$7,525	$25,681	$33,157

  The accompanying notes are an integral part of the condensed consolidated financial statements.

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Smith-Midland Corporation

and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income (loss)	$1,147	$80
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	641	594
(Gain) loss on sale of property and equipment	(352)	(82)
Allowance for credit losses	147	92
Stock compensation	5	85
Deferred taxes	(1)	1
(Increase) decrease in
Accounts receivable - billed	(2,993)	(1,800)
Accounts receivable - unbilled	(112)	(1,544)
Inventories	(1,801)	(1,173)
Prepaid expenses	20	(70)
Refundable income taxes	—	2
Increase (decrease) in
Accounts payable - trade	(392)	624
Accrued expenses and other liabilities	1,069	(54)
Deferred revenue	1,648	59
Accrued compensation	(332)	(148)
Accrued income taxes	358	22
Customer deposits	171	1,757
Net cash provided by (used in) operating activities	(777)	(1,555)
Cash flows from investing activities:
Purchases of property and equipment	(1,795)	(1,164)
Proceeds from the sale of property and equipment	355	82
Net cash provided by (used in) investing activities	(1,440)	(1,082)
Cash flows from financing activities:
Repayments of long-term borrowings	(157)	(153)
Net cash provided by (used in) financing activities	(157)	(153)
Net increase (decrease) in cash	(2,374)	(2,790)
Cash
Beginning of period	9,175	6,726
End of period	$6,801	$3,936

Supplemental Cash Flow Information:
Cash payments for interest	$60	$64
Cash payments for income taxes	$—	$—

Non-Cash Investing Activity:
Capital expenditures in accounts payable	$2,099	$2,052

The accompanying notes are an integral part of the condensed consolidated financial statements.

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